EXHIBIT 10.36

AVID TECHNOLOGY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of ________________ by and between Avid Technology, Inc., a Delaware corporation with its principal executive offices at 75 Network Drive, Burlington, Massachusetts 01803 (the “Company”), and ______________________ (“Executive”).

Agreement

In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, Executive and the Company, intending to be legally bound, agree as follows:

Article 1.  Services

1.1. Service.  Commencing on ___________________ (the “Effective Date”) and throughout the Term (as defined below), Executive shall serve as ________________________ upon the terms and conditions set forth below.

1.2. Duties.  During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company (the “Board” or “Board of Directors”), the Chief Executive Officer or the Chief Operating Officer and to devote his full working time and attention to such duties.

1.3. No Conflicting Commitments.  During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the good faith determination of the Chief Executive Officer, conflict with the Company’s interests or which might reasonably be expected to impair the performance of Executive’s duties as a full-time employee of the Company.  Notwithstanding the foregoing, Executive may pursue personal interests (including, without limitation, industry, civic and charitable activities) and attend to his personal investments, so long as such activities do not interfere with the performance of his duties hereunder.

Article 2.  Term

2.1. Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on _______________ unless the Term is:

2.1.1 extended pursuant to the provisions of this Section 2.1; or

2.1.2 terminated when Executive’s employment terminates pursuant to Section 4.1 hereof;

provided, however, that notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement, and, provided further, that (i) in the event that a Change-in-Control of the Company (as defined in Section 4.2.2) should occur during the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company at that time, then the Term shall be deemed to expire on the date that is twelve (12) months after the date of such Change-in-Control of the Company, (ii) in the event a Potential Change-in-Control Period (as defined in Section 4.2.6) exists within the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company as of that date, the Term shall be deemed to expire on the date that is twelve (12) months after the commencement of such Potential Change-in-Control Period and (iii) the expiration of the Term shall not adversely affect Executive’s rights under this Agreement which have accrued prior to such expiration. For the avoidance of doubt, if a Potential Change-in-Control Period shall commence in the twelve (12) months prior to the end of the then-current Term and a Change-in-Control of the Company shall also occur during such twelve (12) month period, and if Executive is still an employee of the Company on the date of the Change-in-Control of the Company, the Term shall be deemed to expire twelve (12) months after the date of such Change-in-Control.  Unless the services of Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, Executive shall be an employee-at-will.

Article 3.  Payments

3.1. Base Compensation.  During the Term, the Company shall pay Executive an annual base salary (the “Base Salary”) of ______________________________Dollars ($______________), payable in regular installments in accordance with the Company’s usual payment practices.  The Base Salary shall be reviewed by the Chief Executive Officer (or if required by applicable laws, rules or regulations, the Compensation Committee of the Board (the “Compensation Committee”), during the Term.

3.2. Incentive Payments. During the Term, Executive shall be eligible to participate in an annual performance bonus plan approved by the Compensation Committee for the Company’s executive officers (as defined under the Securities Exchange Act of 1934, as amended (“Executive Officers”)) and certain other members of management pursuant to which he shall be eligible to receive an annual bonus (“Annual Incentive Bonus”) with a target payout equal to _______________ percent (___%) of his then Base Salary (the “Target Bonus”) for full attainment of his performance objectives (which may include Company-wide objectives).

The amount of Executive’s Annual Incentive Bonus, if any, shall be based on the degree to which Executive’s performance objectives for a fiscal year have been met.  If not previously determined, within forty-five (45) days after the Effective Date, Executive and the Chief Operating Officer shall mutually establish Executive’s performance objectives for fiscal year 2011 (and subject to the approval of the Compensation Committee if so required by applicable laws, rules or regulations).  Thereafter, during the Term, Executive’s performance objectives for each fiscal year shall be established during Executive’s annual performance review with the Chief Operating Officer (and, if required by applicable laws, rules or regulations, subject to the approval of the Compensation Committee); provided, that in no event shall the percentage set forth in the first paragraph of this Section 3.2 to be used in calculating Executive’s Annual Incentive Bonus be reduced.  The Chief Operating Officer (or, if required by applicable laws, rules or regulations, the Compensation Committee) shall determine, for each fiscal year, the extent to which Executive’s performance objectives for such fiscal year have been attained and the amount of the Annual Incentive Bonus, if any, for such fiscal year.

Should Executive voluntarily terminate his employment after December 31 of any calendar year during the Term but prior to the date any bonus payments for such year are made by the Company, Executive shall remain eligible to receive his bonus payment (to the extent earned) when paid by the Company to all other Executive Officers. Notwithstanding the foregoing, for the Company’s 2011 fiscal year, achievement of the Annual Incentive Bonus shall be on a pro-rata basis for the period following the Effective Date only.

3.3. Equity Compensation.  On the Effective Date, Executive will be awarded:

3.3.1. an option to purchase ____________________ (________) shares of the Company’s common stock (the “Stock Option”), with an exercise price equal to the closing price of the common stock on the Effective Date, _______________ percent (___%) of which shall be subject to performance-based vesting and ________________ percent (___%) of which shall be subject to time-based vesting; and

3.3.2. _____________________________ (__________) restricted stock units, with each unit representing the right to receive one share of the Company’s common stock, _________________ percent (__%) of which shall be subject to performance-based vesting and ________________ percent (__%) of which shall be subject to time-based vesting

These grants will be subject to the terms and conditions of the Company’s Amended and Restated 2005 Stock Incentive Plan and the grant agreements associated with such Plan.  During the Term, Executive shall be entitled to further participation in the Company’s stock incentive plans to the extent and in the manner determined by the Board, or a committee of the Board, in its absolute discretion.

3.4. Benefits; Expenses.  During the Term, the Company shall provide Executive and his dependents with medical insurance and such other cash and noncash benefits, on the same terms and conditions, as amended from time to time, as are generally made available by the Company to its Executive Officers.  Executive shall be entitled to four (4) weeks of paid vacation per year, accruing ratably on a monthly basis.  The Company shall pay, or reimburse Executive for, all business expenses incurred by Executive which are related to the performance of Executive's duties, subject to timely submission by Executive of payment or reimbursement requests and appropriate documentation, in accordance with the Company’s reimbursement policies.

Article 4.  Termination

4.1. Termination. Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

4.1.1. Immediately upon Executive’s death;

4.1.2. The termination of Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3. The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4. The termination of Executive’s employment by the Company without

Cause and not as a result of Executive’s death or Disability, to be effective thirty (30) days after the Company delivers written notice thereof to Executive;

4.1.5.  The termination of Executive’s employment by Executive without Good Reason (as defined below), to be effective thirty (30) days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6. The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective as set forth below.

4.2. For purposes of this Agreement, the following definitions shall apply:

4.2.1. “Cause” shall mean (i) Executive’s continued failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Chief Executive Officer, Chief Operating Officer or Board in accordance with Section 1.2 above, which is not remedied after thirty (30) days’ written notice from the Company (if such failure is susceptible to cure), (ii) a breach by Executive of this Agreement or any other material written agreement between Executive and the Company, which is not cured after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), (iii) Executive’s gross negligence or willful misconduct, (iv)  Executive’s material violation of a material Company policy (for purposes of this clause, the Company’s Code of Business Conduct and Ethics shall be deemed a material Company policy), which is not cured after ten (10) days’ written notice from the Company (if such violation is susceptible to cure), (v) fraud, embezzlement or other material dishonesty with respect to the Company, (vi) conviction of a crime constituting a felony (which shall not include any crime or offense related to traffic infractions or as a result of vicarious liability) or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vii) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

4.2.2.  “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

             (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (a) and (b) of Section 4.2.2(iii); or

             (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

             (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that as used in Sections 2.1.2, 4.2.6, 4.3 and Article 5, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

4.2.3. “Date of Termination” shall mean the date of Executive’s “separation from service” with the Company, as determined under Treasury Reg. § 1.409A-1(h).

4.2.4.  “Disability” shall mean either (i) that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) that Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan.  Executive will be deemed disabled if either determined to be totally disabled by the Social Security Administration, or if determined to be disabled by the Company or under the Company’s disability insurance program, provided that such determination complies with the above definition; provided, however that no event shall be treated as a Disability unless it qualifies as a disability for purposes of Section 409A.

4.2.5. “Good Reason” shall mean any material breach of this Agreement by the Company or the occurrence of any one or more of the following without Executive’s prior express written consent:  (i) a material diminution in Executive’s authority, duties or responsibility from those in effect as of the Effective Date; (ii) a material diminution in Executive’s Base Salary as in effect on the Effective Date or as may be increased from time to time, other than a reduction which is part of an across-the board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than twenty percent (20%) and does not continue for more than twelve (12) months); and (iii) a material change in Executive’s office location (it being agreed that as of the Effective Date such office location shall be deemed to be Burlington, Massachusetts); provided, however, that a termination for Good Reason by Executive can occur only if (a) Executive has given the Company a written notice of the existence of a condition giving rise to Good Reason within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and (b) the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice.  A termination for Good Reason shall occur thirty (30) days after the end of such thirty (30) day cure period.

4.2.6. A “Potential Change-in-Control Period” shall be deemed to exist (i) commencing upon the date on which the Company shall have announced that it has entered into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company and ending on the earlier of (a) the date on which the transaction governed by such agreement has been consummated or (b) the Company shall have announced that it has terminated such agreement, or (ii) commencing on the date on which any Person shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company and ending on the earlier of (a) the date on which such actions have caused the consummation of a Change-in-Control of the Company or (b) such Person shall publicly announce the termination of its intentions to take such actions.

4.2.7. “Pro Ration Percentage” shall mean the amount, expressed as a percentage, equal to the number of days in the then current fiscal year through the Date of Termination, divided by three hundred and sixty-five (365).

4.2.8. “Termination Bonus Amount” shall mean the greater of (i) Executive’s highest Annual Incentive Bonus earned in the two most recent full fiscal years preceding the Date of Termination, or (ii) One Hundred percent (100%) of Executive’s Base Salary in effect as of the Date of Termination.

4.3. Adjustments Upon Termination.

4.3.1. Death or Disability.  If during the Term, Executive’s employment with the Company terminates pursuant to Section 4.1.1 or Section 4.1.2, subject to the general release requirement in Section 4.5, the Company shall pay to Executive or Executive’s heirs, successors or legal representatives, as the case may be, Executive’s Base Salary in effect as of the date Executive’s employment with the Company terminates (less, in the case of a termination of employment as a result of Disability, the amount of any payments made to Executive under any long-term disability plan of the Company).  Such payments shall be made in accordance with Section 3.1 over the 12-month period that commences on the Date of Termination; provided that if termination of employment due to death or Disability occurs within twelve (12) months after a Change-in-Control of the Company, the total of such payments shall be made in a lump sum within thirty (30) days following the Date of Termination.  Notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or other equity participation rights held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, with respect to all time-based awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the Date of Termination, but all performance-based vesting awards that have not vested as of such Date of Termination shall be forfeited as of such date.

4.3.2. With Cause or Without Good Reason.  If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or Section 4.1.5, (i) all payments and benefits provided to Executive under this Agreement shall cease as of the Date of Termination, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) all vesting of all stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or other equity participation rights then held by Executive shall immediately cease as of the date Executive’s employment with the Company terminates.

4.3.3. Without Cause or with Good Reason Other than during a Potential Change-in-Control Period or After a Change-in-Control of the Company.  If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or Section 4.1.6, other than during a Potential Change-in-Control period or within twelve (12) months after a Change-in-Control of the Company, subject to the general release requirement in Section 4.5:

             (i) unless otherwise required by law to be paid on a different date, within thirty (30) days following the Date of Termination, the Company shall pay Executive in a lump sum in cash the sum of (a) any accrued but unpaid Base Salary through the Date of Termination, plus (b) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, plus (c) any accrued but unused vacation pay;

             (ii) the Company shall pay Executive, as severance pay, his Base Salary in effect as of the Date of Termination in accordance with Section 3.1 for twelve (12) months after the Date of Termination; the first installment will be paid in accordance with the Company’s usual payroll practices beginning in the payroll period first beginning after the date the release of claims described in Section 4.5 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.5 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year;

             (iii)  the Company shall pay Executive the Annual Incentive Bonus for the year in which the Date of Termination occurred, in the amount of Executive’s Target Bonus multiplied by the applicable actual plan payout factor and pro rated by the number of months Executive was employed by the Company during the year of the Date of Termination; provided, however, that any individual performance component of such payout factor shall be determined by the Chief Executive Officer (or if required by applicable laws, rules or regulations, including the rules of the plan, by the Compensation Committee); and provided further, that such Annual Incentive Bonus will be paid only if the Company pays bonuses, on account of the year in which the Date of Termination occurred, to Executive Officers who remain employed with the Company and will be paid in a lump sum on or about the date on which the Company pays bonuses to Executive Officers who remain employed with the Company but, if at all, no later than December 31 of the year following the year in which the Date of Termination occurred;

             (iv)  if Executive is eligible to receive and elects to continue receiving any group medical, dental and vision insurance coverage under COBRA, the Company shall reimburse the monthly COBRA premium in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (a) the end of the twelve (12) month period following the Date of Termination or (b) the date on which Executive becomes eligible to receive group medical, dental and vision insurance benefits from another employer that are substantially equivalent to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical, dental and vision insurance from another employer);

             (v) the Company shall provide Executive, at the Company’s sole cost, with executive outplacement assistance in accordance with the Company’s then-current executive outplacement program, provided that no outplacement benefits shall be provided after the end of the first calendar year following the calendar year in which the Date of Termination occurs;

             (vi)  notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or other equity participation rights held by Executive as of the Date of Termination shall become exercisable or vested, as the case may be, with respect to all time-based vesting awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the Date of Termination, but all performance-based vesting awards that have not vested as of the Date of Termination shall be forfeited as of such date except that if the Date of Termination takes place after December 31 of a calendar year during the Term but prior to the computation of Return on Equity (as defined in the applicable grant agreement) with respect to such calendar year, a determination will be made as to the additional number of shares, if any, to be vested as a result of such ROE computation, prior to the forfeiture of the remaining unvested shares; and

             (vii) Executive shall be entitled to exercise any such options or other awards or equity participation rights until the earlier of (a) 12 months after the Date of Termination and (b) the expiration date, if any, of such options, other awards or equity participation rights, but all performance-based vesting awards that have not vested as of the Date of Termination shall be forfeited as of such date.  No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.3.4. Without Cause or with Good Reason After a Change-in-Control of the Company.  If, within twelve (12) months after a Change-in-Control of the Company, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to the general release requirement in Section 4.5:

             (i) unless otherwise required by law to be paid on a different date, the Company shall pay Executive the following amounts as severance pay (without regard to the provisions of any benefit plan) in a lump sum in cash within ten (10) business days after the release of claims described in Section 4.5 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.5 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year:

(a)
the sum of (A) Executive’s accrued but unpaid Base Salary through the Date of Termination, plus (B) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, if earned and unpaid, plus (C) the product of (1) Executive’s Termination Bonus Amount, and (2) the Pro Ration Percentage, plus (D) any accrued but unused vacation pay; and

(b)	the amount equal to one and a half (1.5) times the sum of (A) Executive’s Base Salary in effect as of the Date of Termination, plus (B) Executive’s Termination Bonus Amount.

             (ii) if Executive is eligible to receive and elects to continue receiving any group medical, dental and vision insurance coverage under COBRA, the Company shall reimburse the monthly COBRA premium (on a fully grossed up basis, if such reimbursement is taxable to Executive) in an amount equal to the portion of such premium that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage until the earlier of (a) the end of the eighteen (18) month period following the Date of Termination or (b) the date on which Executive becomes eligible to receive group medical, dental and vision insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premiums and co-pay amounts) to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical, dental and vision insurance from another employer);

             (iii)  notwithstanding anything to the contrary in the applicable stock option or restricted stock unit agreement, the exercisability of all outstanding stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other equity participation rights then held by Executive with respect to the common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall accelerate in full and Executive shall be entitled to exercise any such options or other awards or equity appreciation rights until eighteen (18) months after the Date of Termination; and

             (iv)  the Company shall provide Executive, at the Company’s sole cost, with executive outplacement assistance in accordance with the Company’s then-current executive outplacement program, provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs.

4.3.5. Without Cause or with Good Reason During a Potential Change-in-Control Period.  If, during the existence of a Potential Change-in-Control Period, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to the general release requirement in Section 4.5, Executive shall receive the payments, benefits and rights set forth in Sections 4.3.4, except that any amounts payable pursuant to Section 4.3.4(i)(b) shall be paid over the eighteen (18) month period in installments. The first installment will be paid in accordance with the Company’s usual payroll practices beginning in the payroll period first beginning after the date the release of claims described in Section 4.5 becomes effective, provided however, if the sixty (60) day deadline described in Section 4.5 crosses into a subsequent tax year, no payment will be made before the first business day of the subsequent tax year.  If the Change-in-Control related to the Potential Change-in-Control is consummated before the installments are completed, any remaining installments shall be paid in a single lump sum within ten (10) days following such consummation, pursuant to Treas. Reg. Section 1.409A-3(j).

4.4. Section 409A.

4.4.1. Payments to Executive under this Article 4 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and a portion that does constitute nonqualified deferred compensation, treating each amount to be paid or benefit to be provided as a separate identified payment for purposes of Section 409A.  Payments hereunder shall first be made from the portion, if any, that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  However, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, to the extent required by Section 409A of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is six (6) months and one (1) day after

Executive’s Date of Termination (the “Earliest Payment Date”).  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurs.

4.4.2. The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement are uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, however, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A; and provided, further, that payments or other benefits that occur as a result of the application of this section  shall themselves comply with Section 409A of the Code.

4.5. General Release.  In order to be eligible to receive any of the salary or benefits under Sections 4.3.1, 4.3.3, 4.3.4 or 4.3.5, Executive (or his personal representative, if applicable) shall be required to execute and deliver to the Company and allow to become effective and unrevoked, within sixty (60) days after the Date of Termination or such shorter period as the Company then provides, a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement, in a form provided by and reasonably satisfactory to the Company which shall contain a release of claims by Executive substantially in the form attached hereto as Exhibit A, and shall be required to sign by the release deadline specified above such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so, provided, however, that such other agreements do not cause any changes to the provisions herein or in any restricted stock, restricted stock unit, stock option or similar compensatory or benefit agreement between Executive and the Company.  The Company shall have no other liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

Article 5.  Non-Competition and Non-Solicitation

5.1. Non-Competition and Non-Solicitation.  Executive acknowledges the highly competitive nature of the businesses of the Company and accordingly agrees that while Executive is employed by the Company and for a period of the longer of (i) one year after the Date of Termination, in the case of a termination other than during a Potential Change-in-Control Period or within 12 months after a Change-in-Control of the Company, and (ii) 18 months after the Date of Termination in the case of a termination during a Potential Change-in-Control Period or within 12 months after a Change-in-Control of the Company:

5.1.1. Executive will not perform services for or own an interest in (except for investments of not more than five percent (5%) of the equity interest in a company or entity in which Executive does not actively participate in management) any firm, person or other entity that competes or plans to compete in any geographic area with the Company in the business of the development, manufacture, promotion, distribution or sale of digital film, video or audio production tools, including, but not limited to, editing, live sound, broadcast or newsroom products or automation systems, content-creation tools, media storage, computer graphics or on-air graphics, or other business or services in which the Company is engaged or plans (as evidenced by consideration by the Company’s executive staff or by the Board) to engage at the time Executive’s employment with the Company terminates.

5.1.2. Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by Section 5.1.1.

5.1.3. Executive will not directly or indirectly either alone or in association with others (i) solicit or employ, or permit any organization directly or indirectly controlled by Executive to solicit or employ, any person who was employed by the Company or was engaged as an independent contractor  at any time within six months prior to such solicitation or employment, or (ii) solicit, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, hire or engage as an independent contractor, any person who was employed by the Company or was engaged as an independent contractor at any time within six months prior to such solicitation, hiring or engagement or (iii) solicit, or permit any organization directly or indirectly controlled by Executive, to solicit any person who is an employee of the Company to leave the employ of the Company.

5.1.4. Executive will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

5.2. Reasonableness of Restrictions.  It is expressly understood and agreed that (i) although Executive and the Company consider the restrictions contained in this Article 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Article 5 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may determine or indicate to be enforceable and (ii) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other restrictions contained herein.

5.3. Remedies for Breach.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Article 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.  Executive further agrees that, if he violates the provisions of Article 5, he will continue to be held by the restrictions set forth in Article 5 until an aggregate period equal to the period of restriction in Section 5.1 has expired without any violation.  In addition, in the event of a breach of Article 5 which is not remedied after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), whether or not Executive is employed by the Company, the Company shall cease to have any obligations to make payments to Executive under this Agreement (except for payments, if any, earned prior to such breach).

Article 6.  Non-Disclosure and Assignment of Inventions

6.1. Confidential Information.

6.1.1. Executive agrees that all information and know-how, whether or not in writing, concerning (i) the Company's business or financial affairs, (ii) the Company’s research and development or investigation activities, and (iii) the business relations and affairs of any of the Company’s clients, customers, vendors and suppliers, that is not generally known to the public, industry or trade (collectively, “Confidential Information”) is and will be the exclusive property of the Company.  Examples of Confidential Information include, but are not limited to, trade secrets, inventions, products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data of other employees, computer programs, and customer and supplier lists.  Executive will not at any time, either during or after his employment with the Company, disclose any Confidential Information to others outside the Company except when he is required to do so in the performance of his duties for the Company (and provided Executive has signed an appropriate confidentiality agreement with such third party), or as required by law, or use any Confidential Information for any unauthorized purposes without obtaining prior written approval by an officer of the Company unless and until such Confidential Information has become public knowledge without fault by Executive, whether directly or indirectly.

6.1.2. Executive agrees that all files, letters, memoranda, notes, reports, records, data, sketches, drawings, program listings, or other written, photographic and tangible material, as well as material in electronic form, containing Confidential Information, whether created by Executive or others, that comes into Executive’s custody or possession, is the Company’s exclusive property that Executive will use only in the performance of his duties for the Company.  Executive will deliver to the Company all of these materials and all other Company tangible property and property in electronic form in his custody or possession, upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After Executive delivers these materials, he will not retain any records or copies of these materials.

6.1.3. Executive agrees that his obligation (i) not to disclose or use Confidential Information and (ii) to return the Company’s tangible property and property in electronic form, also extends to Confidential Information, tangible property and property in electronic form of the Company’s clients, customers, vendors and suppliers and other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

6.2. Inventions.

6.2.1. The term “Invention(s)” in this Agreement means any new or useful art, discovery, improvement, development or invention, whether or not patentable and whether or not in tangible form, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests.  Executive will make full and prompt disclosure to the Company of all Inventions, whether patentable or not, that are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company.

6.2.2. Executive agrees to assign, and does hereby grant and assign, to the Company (or its designee(s)) all his right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications, that he solely or jointly conceives or has conceived, develops or has developed, or reduces or has reduced to practice, during the period of his employment with the Company.  This Section 6.2.2 does not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Confidential Information.  Executive acknowledges that if a court of competent jurisdiction determines that the assignment of certain classes of inventions is unenforceable, this Section 6.2.2 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes (a “Non-Assignable Invention”).  If the Company determines that a Non-Assignable Invention could be made assignable if certain defects were corrected, Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, to correct such defects.

6.2.3.  Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, on the procurement, maintenance and enforcement of all intellectual property rights, including but not limited to copyrights and patents (both in the U.S. and foreign countries), relating to Inventions.  Executive agrees to sign all papers, including, but not limited to, copyright applications, patent applications, declarations, oaths, formal assignment of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Inventions assigned by Executive to the Company pursuant to Section 6.2.2 above or otherwise.

6.2.4. Prior to the Effective Date, Executive shall deliver to the Company, and the Company shall acknowledge receipt signed by an officer of the Company (a copy of which shall be returned to Executive) of, a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made by Executive prior to the Effective Date (collectively referred to as "Prior Inventions") that belong to Executive, and that Executive has not assigned to the Company.  If no such list is delivered prior to the Effective Date, Executive represents that he does not have any Prior Inventions.  If in the course of his employment with the Company, Executive incorporates or has incorporated into a Company product, process or machine a Prior Invention that he owns or that he has an interest in, Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell this Prior Invention as part of or in connection with such product, process or machine.

6.3. Other Agreements.  Executive hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company, and Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.4. United States Government Obligations.  Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States government, or agencies of the United States government, that impose obligations or restrictions on the Company regarding inventions made during the course of work under this agreements or regarding the confidential nature of this work.  Executive agrees to be bound by all such obligations and restrictions that are made known to him and to take all action necessary to discharge the obligations of the Company under these agreements.

Article 7.  Miscellaneous

7.1. Indemnification.  Executive shall be entitled to indemnification as set forth in Article Eleventh of the Company’s Certificate of Incorporation, a copy of which has been provided to Executive.  A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term of this Agreement and thereafter until at least the fourth anniversary of the date the Agreement is terminated for any reason, providing coverage to Executive that is no less favorable to her in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

7.2. No Mitigation.  The Company agrees that, except as specifically set forth in Section 4.3.3(iv) and Section 4.3.4(ii) regarding COBRA premium reimbursement, (i) if Executive's employment is terminated during the term of this agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company and (ii) the amount of any payment provided hereunder shall not be reduced by any compensation earned by Executive.

7.3. Right to Offset.  To the extent not prohibited by applicable law and addition to any other remedy, the Company has the right but not the obligation to offset any amount that Executive owes the Company against any amounts due Executive under this Agreement.

7.4. Obligation of Successors.  Any successor to substantially all of the Company’s assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder, specifically including any rights to enforce the restrictive covenants of this Agreement.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to substantially all of its assets and business or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.5. Notice.  All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by facsimile provided (a) confirmation of transmission is mechanically or electronically generated and kept on file by the sending party and (b) notice is sent to the recipient during the recipient’s normal business hours (9:00 a.m. to 5:00 p.m. or if sent after such hours, as of commencement of the next business day), in all cases addressed to the other party hereto as follows:

(a)           If to the Company:

Avid Technology, Inc.
75 Network Drive
Burlington, MA  01803
Attention:  General Counsel
Facsimile:  (978) 548-4639

(b)           If to Executive, at the latest address on the personnel records of the Company or at such other address or addresses as either party shall designate to the other in accordance with this section.

7.6. Survival.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.  Notwithstanding the termination of this Agreement or Executive’s services hereunder for any reason, Article 5 shall survive any such termination.

7.7. Complete Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof.  This Agreement may not be modified or amended except upon written amendment approved by the Compensation Committee, and executed by a duly authorized officer of the Company and by Executive.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior or subsequent time.  Notwithstanding the foregoing, the Company may unilaterally modify or amend this Agreement if such modification or amendment is approved by the Compensation Committee and made to all other executive employment agreements entered into between the Company and its then-current Executive Officers.

7.8. Applicable Law and Forum.  This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement or Executive’s employment must be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and Executive each consent to the jurisdiction of such a court.  With respect to any such court action, the Parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 7.5; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

7.9. Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO EXECUTIVE’S EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

7.10. Severability.   If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

7.11. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assigned or delegated in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives.  If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

7.12. Captions.  Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

7.13. Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

7.15. Non-Disparagement.  Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.  Nothing in this paragraph will prevent Executive from disclosing any information to his attorneys or in response to a lawful subpoena or court order requiring disclosure of information.

7.15. Further Assurances.  Each party agrees to furnish and execute additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.  In addition, following the termination of Executive’s employment with the Company, Executive shall reasonably cooperate with the Company to effect a smooth transition with respect to any activities Executive engaged in on behalf of the Company, at the Company’s behest, and otherwise in the conduct of Executive’s activities as an employee of the Company, including, without limitation, providing the Company with (or directing the Company to the location of) business records and other information relating to the Company’s business.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Executive Employment Agreement as of the date first above written.

Avid Technology, Inc.

By:	/s/
Name:
Title:

[Insert Name of Executive]

Exhibit A

Release provision pursuant to Section 4.5 of the Executive Employment Agreement1

In consideration of the payment of the severance benefits, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities, and collectively referred to hereinafter as the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, penalties and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether existing or contingent, known or unknown, including but not limited to: any and all claims arising out of or relating to Executive’s employment with and/or separation from any of the Released Parties or arising out of his relation in any capacity to any of the Released Parties; any and all claims under any Federal, state, or local constitution, law, or regulation; any and all claims for discrimination, harassment, or retaliation (including claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. or any other law prohibiting age discrimination); any and all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; and any and all claims to any non-vested ownership interest in the Company, contractual or otherwise. This release is intended to be all encompassing and to act as a full and total release of all claims, whether specifically enumerated above or not, that Executive may have or have had against any or all of the Released Parties up to the date Executive signs this Agreement, but nothing in this Agreement prevents Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in this Agreement.

Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement.  Executive further acknowledges that he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

1           Executive acknowledges that the Company may revise this Exhibit to reflect changes in law so as to receive a complete release of all releasable claims (other than to obligations arising under this agreement).